Exhibit 10.1

CONFIDENTIAL AGREEMENT FOR A MEMBER OF THE BOARD OF DIRECTORS

THIS AGREEMENT is made and entered into effective as of June 16, 2010 (the “Effective Date”), by and between Sunovia Energy Technologies, Inc., a Delaware corporation, (“Company”) and Erich Hofer, an individual (“Director”).

1. Term.

(a) This Agreement shall continue for a period of three (3) years from the Effective Date and shall continue thereafter for as long as Director is elected as a member of the Board of Directors (“Director”) of Company.

(b) Notwithstanding the foregoing and provided that Director has neither voluntarily resigned nor been terminated for “cause” as defined in Section 3(b) of this Agreement, Company agrees to use its best efforts to
Re-elect Director to the Board for a period of three (3) years at the next Annual Meeting of the Shareholders.

2. Position and Responsibilities.

(a) Position. Company hereby retains Director to serve as a member of the Board of Directors. Director shall perform such duties and responsibilities as are normally related to such position in accordance with Company’s bylaws and applicable law, including those services described on Exhibit A, (the “Services”), and Director hereby agrees to use his best efforts to provide the Services. Director shall not allow any other person or entity to perform any of the Services for or instead of Director. Director shall comply with the statutes, rules, regulations and orders of any governmental or quasi-governmental authority, which are applicable to the performance of the Services, and Company’s rules, regulations, and practices as they may from time-to-time be adopted or modified.

(b) Other Activities. Director may be employed by another company, may serve on other Boards of Directors or Advisory Boards, and may engage in any other business activity (whether or not pursued for pecuniary advantage), as long as such outside activities do not violate Director’s obligations under this Agreement or Director’s fiduciary obligations to the shareholders, except as set forth in Exhibit B. The ownership of less than a 5% interest in an entity, by itself, shall not constitute a violation of this duty. Except as set forth in Exhibit B, Director represents that, to the best of his knowledge, Director has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement, and Director agrees to use his best efforts to avoid or minimize any such conflict and agrees not to enter into any agreement or obligation that could create such a conflict, without the approval of the Chief Executive Officer or a majority of the Board of Directors. If, at any time, Director is required to make any disclosure or take any action that may conflict with any of the provisions of this Agreement, Director will promptly notify the Chief Executive Officer or the Chairman of the Board of such obligation, prior to making such disclosure or taking such action.

(c) No Conflict. Except as set forth in Section 2(b) and Exhibit B, Director will not engage in any activity that creates an actual conflict of interest with Company, regardless of whether such activity is prohibited by Company’s conflict of interest guidelines or this Agreement, and Director agrees to notify the Board of Directors before engaging in any activity that creates a potential conflict of interest with Company. Specifically and except as set forth in Section 2(b) and Exhibit B of this Agreement, Director shall not engage in any activity that is in direct competition with the Company or serve in any capacity (including, but not limited to, as an employee, consultant, advisor or director) in any company or entity that competes directly with the Company, as reasonably determined by a majority of Company’s disinterested board members, without the approval of the Chief Executive Officer.

3. Compensation and Benefits.

(a) Director’s Fee. In consideration of the services to be rendered under this Agreement, Company shall pay a non-employee director’s fee of 200,000 shares per year to director or his assigns and $2,000 per month.  In the event (i) of a merger, change in control or sale of Company or (ii) Director either is terminated as a board member or is not reelected, where the Director has not engaged in conduct during his tenure on the board which would constitute “cause” for such termination, as determined by a majority vote of the disinterested board members, the Shares immediately shall become fully vested. “Cause” means a determination by a majority of the disinterested board members that the Director has been engaged in any of the following: (i) malfeasance in office; (ii) gross misconduct or neglect; (iii) false or fraudulent misrepresentation inducing Director’s appointment; (iv) willful conversion of corporate funds; (v) material breach of an obligation to make full disclosure; (vi) gross incompetence; (vii) gross inefficiency; (viii) acts of moral turpitude; or (ix) repeated failure to participate (either by telephone or in person) in board meetings on a regular basis despite having received proper notice of the meetings at least  5 days in advance thereof. The removal of Director, by itself, shall not affect the vesting schedule. During the term of this Agreement, Director may be granted stock options or other equity rights, as determined by Company’s Compensation Committee, in its sole discretion.

(c) Benefits. Director shall not be eligible to participate in any benefits made generally available by Company to its senior executives, and Director shall not be entitled to any paid vacation leave.

(d) Expenses. The Company shall reimburse Director for all reasonable business expenses incurred in the performance of his duties hereunder in accordance with Company’s expense reimbursement guidelines.

(e) Indemnification. Company will indemnify and defend Director against any liability incurred in the performance of the Services to the fullest extent authorized in Company’s Certificate of Incorporation, as amended, bylaws, as amended and applicable law. Company has purchased Director’s and Officer’s liability insurance, and Director shall be entitled to the protection of any insurance policies the Company maintains for the benefit of its Directors and Officers against all costs, charges and expenses in connection with any action, suit or proceeding to which he may be made a party by reason of his affiliation with Company, its subsidiaries, or affiliates.

(f) Records. Director shall have reasonable access to books and records of Company, as necessary to enable Director to fulfill his obligations as a Director of Company.

4. Termination.

(a) Right to Terminate. At any time, Director may be removed as a Director as provided in Company’s Certificate of Incorporation, as amended, bylaws, as amended, and applicable law. Director may resign as provided in Company’s Certificate of Incorporation, as amended, bylaws, as amended and applicable law. Notwithstanding anything to the contrary contained in or arising from this Agreement or any statements, policies, or practices of Company, neither Director nor Company shall be required to provide any advance notice or any reason or cause for termination of Director’s status, except as provided in Company’s Certificate of Incorporation, as amended, Company’s bylaws, as amended, and applicable law. The Director will always be entitled to full month compensation per par3a above, if termination is done during a month of activity. For example once this Contract is signed the Director will be entitled to full compensation till January 16th 2011 if terminated during the period 16 December 2010 to 16th of January 2011 . If the Director is terminated after January 16th, 2011 he will be entitled to full compensation till February 16th 2011, etc.

(b) Effect of Termination. Upon termination of Director’s status, this Agreement will terminate, along with any modifications to which both parties mutually agree.  Except as provided herein, the Company shall pay to Director all compensation to which Director is entitled up through the month of termination, and thereafter, all of the Company’s obligations under this Agreement shall cease, except as provided in Sections 1(b), 3(b), 3(d), 3(e), and 5.

5. Termination Obligations.

(a) Director agrees that all property, including, without limitation, all equipment, tangible proprietary information, documents, records, notes, contracts, and computer-generated materials provided to or prepared by Director, incident to his services, belong to Company and shall be promptly returned at the request of Company.

(b) Upon termination of this Agreement, Director shall be deemed to have resigned from all offices then held with Company by virtue of his position. Director agrees that following any termination of this Agreement, he shall cooperate with Company in the winding up or transferring to other directors of any pending work and shall also cooperate with Company (to the extent allowed by law, and at Company’s expense) in the defense of any action brought by any third party against Company that relates to the Services.

(c) The Company and Director agree that their obligations under this Section, as well as Sections 1(b), 3(b), 3(d), 3(e), 4(b), 4(c) and 7, shall survive the termination of this Agreement.

6. Nondisclosure Obligations. Director agrees to the Company’s standard nondisclosure agreement, including trading restrictions on his stock, as evidenced by the attaché exhibit C nondisclosure agreement.

7. Dispute Resolution.

(a) Jurisdiction and Venue. The parties agree that any suit, action, or proceeding between Director (and his attorneys, successors, and assigns) and Company (and its affiliates, shareholders, directors, officers, employees, members, agents, successors, attorneys, and assigns) relating to the Services or the termination of those Services shall be brought in either the United States District Court for the District of Florida or in an appropriate Florida state court and that the parties shall submit to the jurisdiction of such court. The parties irrevocably waive, to the fullest extent permitted by law, any objection the party may have to the laying of venue for any such suit, action or proceeding brought in such court. If any one or more provisions of this Section shall for any reason be held invalid or unenforceable, it is the specific intent of the parties that such provisions shall be modified to the minimum extent necessary to make it or its application valid and enforceable.

8. Entire Agreement. This Agreement is intended to be the final, complete, and exclusive statement of the terms of Director’s relationship solely with respect to his position with Company. This Agreement entirely supercedes and may not be contradicted by evidence of any prior or contemporaneous statements or agreements pertaining to Director’s relationship. Agreements related to Director’s ownership of the Securities are not affected by this Agreement.

9. Amendments; Waivers. This Agreement may not be amended except by a writing signed by Director and by a duly authorized representative of the
Company other than Director. Failure to exercise any right under this Agreement shall not constitute a waiver of such right.

10. Assignment. Director agrees that Director will not assign any rights or obligations under this Agreement, with the exception of Director’s ability to assign rights with respect to the Securities. Nothing in this Agreement shall prevent the consolidation, merger or sale of Company or a sale of all or substantially all of its assets.

11. Severability. If any provision of this Agreement shall be held by a court or arbitrator to be invalid, unenforceable, or void, such provision shall be enforced to fullest extent permitted by law, and the remainder of this Agreement shall remain in full force and effect. In the event that the time period or scope of any provision is declared by a court or arbitrator of competent jurisdiction to exceed the maximum time period or scope that such court or arbitrator deems enforceable, then such court or arbitrator shall reduce the time period or scope to the maximum time period or scope permitted by law.

12. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

13. Interpretation. This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party.
Captions are used for reference purposes only and should be ignored in the interpretation of the Agreement.

14. Binding Agreement. Each party represents and warrants to the other that the person(s) signing this Agreement below has authority to bind the party to this Agreement and that this Agreement will legally bind both Company and Director. This Agreement will be binding upon and benefit the parties and their heirs, administrators, executors, successors and permitted assigns. To the extent that the practices, policies, or procedures of Company, now or in the future, are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control. Any subsequent change in Director’s duties or compensation will not affect the validity or scope of the remainder of this Agreement.

15. Director Acknowledgment. Director acknowledges Director has had the opportunity to consult legal counsel concerning this Agreement, that Director has read and understands the Agreement, that Director is fully aware of its legal effect, and that Director has entered into it freely based on his own judgment and not on any representations or promises other than those contained in this Agreement.

16. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

17. Date of Agreement. The parties have duly executed this Agreement as of the date first written above.

Sun Energy Solar, Inc., a Delaware corporation :	Director:
/s/ CARL L. SMITH III	/s/ Erich Hofer
Signature: Carl L. Smith	Erich Hofer
Title: CEO

EXHIBIT A
DESCRIPTION OF SERVICES

Responsibilities as Director. Director shall have all responsibilities of a Director of the Company imposed by Nevada or applicable law, the Certificate of Incorporation, as amended, and Bylaws, as amended, of the Company.

These responsibilities shall include, but shall not be limited to, the following:

1.	Attendance. Use best efforts to attend scheduled meetings of Company’s Board of Directors;

2.	Act as a Fiduciary. Represent the shareholders and the interests of Company as a fiduciary; and

3.
Participation. Participate as a full voting member of Company’s Board of Directors in setting overall objectives, approving plans and programs of operation, formulating general policies, offering advice and counsel, serving on Board Committees, and reviewing management performance, and

4.
Special Services.  Director shall provide expertise relating to the areas of personal expertise, including audit committee, advisory role on business matters, leads for sales (see Strategic Sales and Marketing Agreement attached), cooperation in financing (see Cooperation agreement attached), and other duties as agreed between the Board and the Director.

EXHIBIT B
AUTHORIZED ACTIVITIES

As director serves as an independent member of the board, the company has no restrictions on his duties away from it. Director agrees not to compete with the Company during his term of service and for one year after he leaves the Company.

During the Term, Authorized Activities may be defined and mutually agreed to, in writing, and signed by the parties hereto.

EXHIBIT C
ADDITIONAL AGREEMENTS

Exhibit C.1 Nondisclosure Agreement
Exhibit C.2 Cooperation Agreement
Exhibit C.3 Strategic Sales and Marketing Agreement